EXHIBIT 4.13

                   AGREEMENT TO AMEND STOCK PURCHASE WARRANTS

         This Agreement to Amend Stock Purchase Warrants is entered into between U.S. Wireless Data, Inc., a Colorado corporation (the "Company") and James B. Walters (the "Warrantholder") effective as of April 1, 1998.

                                    RECITALS:

         WHEREAS, Warrantholder is the owner of two Stock Purchase Warrants issued by the Company which: (1) are dated as of April 12, 1993; (2) are denominated Warrant No. 1 and Warrant No. 2; (3) have been referred to as the "Director's Warrants" and the "Additional Warrants"; (4) are exercisable to purchase 50,000 shares per warrant for an aggregate 100,000 shares of no par value Common Stock of the Company through April 12, 1998 at $4.00 per share (the "Warrants");

         WHEREAS, Warrantholder is entitled to have 50,000 of the shares underlying the Director's Warrants registered for public resale under a registration statement to filed under the Securities Act of 1933, as amended (the "Act") upon his request (the "Registrable Shares"), which request was made of the Company in November 1997;

         WHEREAS, the Company was unable to immediately effect registration of the Registrable Shares so as to obtain effectiveness of the registration statement prior to expiration of the Warrants and as a result the Warrantholder threatened to bring claims against the Company based on its alleged failure to properly fulfill his registration rights;

         WHEREAS,   to  settle  any  and  all  such  potential   claims  of  the
Warrantholder against the Company, the Company and the Warrantholder have agreed to extend the exercise period of both Warrants as set forth herein;

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which is acknowledged by the parties, the Company and the Warrantholder agree as follows:

                                    AGREEMENT

               1. Warrant Term. The Company and Warrantholder agree that the Warrants shall be exercisable commencing on the dates stated in each of the Warrants and continuing until the earlier of: (1) April 12, 1999; or (2) six months from the date on which a registration statement under the Securities Act of 1933 which includes the Registrable Shares becomes effective with the United States Securities and Exchange Commission.
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               2. Restatement of Warrant.  All other terms and conditions of the
Warrants shall remain the same as stated on the Warrants, as amended by that certain Amendment to Consulting Agreement entered into between the Company and Warrantholder as of April 12, 1993.

               3. Registration Statement Matters. The Company shall use its best efforts to prepare and file a registration statement under the Securities Act of 1933 which includes the Registrable Shares and to prosecute such registration statement to effectiveness with the United States Securities and Exchange Commission as soon as practicable hereafter. Warrantholder understands and agrees that there is no guarantee that the Company will ever be able to obtain effectiveness of such registration statement.

               4. Release of Claims. In return for the Company's agreement to extend the Warrants as set forth herein, Warrantholder hereby releases and discharges the Company, its officers, directors, agents, shareholders, successors and assigns from any and all claims he had or may have against such persons by reason of the failure of the Company to effectuate registration of the Registrable Shares prior to the date hereof. Nothing contained in this Agreement shall preclude an action by the Warrantholder based upon the failure of the Company to honor its obligations under this Agreement.

         This Amendment to Stock Purchase Warrants is effective as of April 1, 1998.



U.S. WIRELESS DATA, INC.                    JAMES B. WALTERS


By:      /s/ Robert E. Robichaud                        /s/ James B. Walters
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Title:      Secretary
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